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                                                                      EXHIBIT 21

                                  MUZAK, INC.
                             List of Subsidiaries

                                         State of
Name                                     Incorporation
- - - ----                                     -------------

Muzak Services, Inc.                     Delaware

Muzak Communications, Inc.               Delaware